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EXHIBIT 99.2

April 21, 1997

MML Bay State Life Insurance Company
1295 State Street
Springfield, MA 01111

RE: MML Bay State Variable Life Insurance registered on Form S-6
    Commission File No. 33-19605

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the Post-Effective Amendment No. 9 to the Registration Statement No. 33-19605 under the Securities Act of 1933 for MML Bay State Variable Life Plus. MML Bay State Variable Life Separate Account I issues Variable Life Plus.

As Counsel for MML Bay State Life Insurance Company, ("MML Bay State"), I provide legal advice to MML Bay State in connection with the operation of its variable products. In such role I am familiar with the registration statement for the product.

In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1. MML Bay State is a valid and subsisting corporation, organized and operated under the laws of the State of Missouri and is subject to regulation by the Missouri Commissioner of Insurance.

2. MML Bay State Variable Life Separate Account I is a separate account validly established and maintained by MML Bay State in accordance with Missouri law.

3. All of the prescribed corporate procedures for the issuance of Variable Life Plus Policies have been followed, and all applicable state laws will be complied with.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.


                                          Very truly yours,

                                          /s/ James M. Rodolakis
                                          James M. Rodolakis
                                          Counsel